Exhibit 99.(m)(2)(ii)

SCHEDULE A

to the Pacific Select Fund Class D Distribution and Service Plan

(Between Pacific Select Fund and Pacific Select Distributors, LLC)

Funds – Class D Shares Only

Asset Allocation Funds:

PSF Avantis Balanced Allocation Portfolio (formerly named PSF DFA Balanced Allocation Portfolio)

Effective: November 1, 2022

Agreed to and Accepted by:

PACIFIC SELECT FUND

By: Howard T. Hirakawa
Name: Howard T. Hirakawa
Title: Senior Vice President

PACIFIC SELECT DISTRIBUTORS, LLC

By: Barbara A. Dare
Name: Barbara A. Dare
Title: Chief Executive Officer